Exhibit 99

                               Press Release

                                  Dated

                               July 13, 1999


































                              PRESS RELEASE



Today's date: July 13, 1999             Contact: Bill W. Taylor
Release date: Immediately               E.V.P., C.F.O.
                                        (903) 586-9861




        JACKSONVILLE BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

        Jacksonville, Texas, July 13, 1999 - Jacksonville Bancorp, Inc., (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas, today reported net income of $947,000 or $.43 per share basic and $.42 per share diluted, for the three months ended June 30, 1999. This compares to $756,000 or $.33 per share basic and $.31 per share diluted, for the comparable period ended June 30, 1998.

        Net earnings for the nine months ended June 30, 1999 was $2.7 million, or $1.21 per share basic and $1.17 per share diluted, compared to $2.2 million or $.96 per share basic and $.91 per share diluted for the nine months ended June 30, 1998.

        Net interest income after provisions for losses on loans totaled $2.5 million for the quarter ended June 30, 1999, compared to $2.2 million for the comparable period in 1998. According to Jerry Chancellor, President and C.E.O., the increase in net interest income was primarily due to increased earnings from larger loans receivable and mortgage-backed securities portfolios.

        Non-interest income increased from $382,000 to $390,000 for the three month periods ended June 30, 1998 and 1999, respectively while non-interest expense increased $5,000 for the respective periods to $1.4 million at June 30, 1999.

        Jacksonville's stockholders' equity at June 30, 1999 totaled $35.4 million compared to $35.6 million at September 30, 1998. During the third quarter, Jacksonville repurchased 41,600 shares of stock bringing the total treasury shares to 386,925.

        At June 30, 1999 Jacksonville had assets of $290.3 million and liabilities and deferred income of $254.9 million.

        Jacksonville Bancorp, Inc's wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its branch office network in Tyler, Palestine, Athens, Longview (2), and Rusk, Texas. A second branch location under construction in Tyler, Texas is expected to begin operations in early fall.